EXHIBIT 10.1

[LETTERHEAD OF SMTC CORPORATION]

June 26, 2003

Stanley Plzak

415 South Olde Oneida, #305

Appleton, WI 54911

Dear Mr. Plzak:

As we have discussed, your employment with SMTC Corporation (the “Company”) and each of its affiliates with which you have an employment relationship, including SMTC Manufacturing Corporation of Wisconsin, will end on June 29, 2003 (the “Separation Date”). The purpose of this letter is to confirm the agreement between you and the Company concerning your severance arrangements and other matters related to the termination of your employment with the Company, as follows:

1.    Final Salary and Vacation Pay. You will receive pay for all work you have performed for the Company through the Separation Date, as well as pay, at your final base rate of pay of $200,000 per annum, for twenty-five (25) vacation days you had earned, but not used, as of the Separation Date.

2.    Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it and under paragraphs 5 and 6 of the agreement between you and the Company dated July 27, 2000, as modified by paragraph 9(a) hereof (the “Letter Agreement”), the Company will provide you the following severance pay and benefits:

(a)    The Company will continue to pay you your salary, at your final base rate of pay of $200,000 per annum, for the period of twenty-six (26) weeks following the Separation Date (the “Severance Pay Period”); provided, however, that if at any point during the twenty-six week period following the Separation Date you voluntarily decline to receive payments under this paragraph 2(a), the Severance Pay Period shall be deemed to terminate as of the date upon which you notify the Company of such voluntary declination, and you shall not be entitled to receive, and the Company shall be under no obligation to make, any additional payments hereunder. Payments will be made in the form of salary continuation and will begin on the next regular Company payday following the Effective Date (as defined below). The first payment will be retroactive to the day following the Separation Date.

(b)    You shall be entitled to continue to use the 2003 Cadillac CTS provided to you by the Company (the “Car”) during the Severance Pay Period; provided, however, that you will reimburse the Company for all of its costs incurred in leasing the Car and for all of its costs incurred in maintaining insurance on the Car during the period from the Separation Date to the date upon which you surrender the Car to the Company, payable in arrears on such date; and provided, further, that you will be responsible for payment of all gas, repair and maintenance costs on and for the Car as they are incurred. You agree to maintain and keep the car in good working condition. You agree that you shall not permit any person other than yourself to operate the Car. You agree that you shall surrender the Car to the Company in good working condition no later than the last day of the Severance Pay Period. As an additional condition to permitting your continued use of the Car, you hereby agree to indemnify and hold harmless, to the full extent lawful, the Company and its Affiliates from and against all losses, claims, damages, liabilities and expenses (including fees and disbursements of legal counsel) incurred or suffered by the Company or any of its Affiliates in any way, directly or indirectly, arising out of, related to or in connection with your custody, use or operation of the Car to the extent not covered by insurance maintained by the Company on the Car.

3.    Status of Employee Benefits. You will be notified of your right to elect to continue your participation in the Company’s group health and dental insurance plans, and that of your eligible dependents, for a limited period of time at your own expense, in accordance with the provisions of the federal law known as “COBRA.” Your participation in all benefit plans of the Company will terminate as of the Separation Date, in accordance with the terms of those plans, except as expressly provided in this paragraph 3. You will not continue to earn vacation or other paid time off after the Separation Date.

4.    Stock Options. As of the Separation Date, you will be vested in 8,750 options to purchase the Company’s common stock (the “Exercisable Options”). The Exercisable Options will remain exercisable for ninety (90) days following the Separation Date. Any Exercisable Options not exercised in during that time period shall be forfeited and shall terminate. Except as otherwise expressly provided in this paragraph 4, your rights and obligations with respect to the Exercisable Options shall remain unchanged and shall be governed by the terms of the applicable stock option plan, stock option grants, any agreements or other documents applicable to the Exercisable Options, and any other restrictions or provisions generally applicable to options granted to Company employees. All stock options previously granted to you that have not vested as of the Separation Date are forfeited and will be cancelled as of the Separation Date.

5.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you.

6.    Acknowledgement of Full Payment. You acknowledge and agree that the payments provided under paragraph 1 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed to you.

7.    Confidentiality and Non-Disparagement. You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others. You also agree that, during the Severance Pay Period and thereafter, you will not disparage or criticize the Company, its business, its management or its products, and that you will not otherwise do or say anything that could disrupt the good morale of Company employees or harm its interests or reputation.

8.    Return of Company Documents and Other Property. In signing this Agreement, you agree that you will return to the Company, no later than the Separation Date, any and all documents, materials and information (whether in hard copy, on electronic media or otherwise) related to the business of the Company or any of its Affiliates (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company and its Affiliates in your possession or control, except as such materials, property or information have been furnished to you in your capacity as a director of the Company. Further, you represent and warrant that you will not retain any copy of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise), except as such documents, materials or information have been furnished to you in your capacity as a director of the Company, beyond the Separation Date. Recognizing that your employment with the Company has ended, you agree that after the Separation Date, you will not attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail systems, except in your service as a director of the Company to the extent all Company directors are granted similar access or use. Further, you acknowledge that you will disclose to the Company, no later than the Separation Date, all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system. For purposes of this Agreement, “Affiliates” are all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority or equity interest.

9.    Other Agreements.

(a)    You and the Company agree that as of the Separation Date, the Letter Agreement is terminated and of no further force and effect, except that paragraphs 5 and 6 thereof shall survive such termination and shall remain in full force and effect in accordance with their terms, as amended herein. You and the Company further agree that the restrictions on your activities set forth in paragraphs 6(a) and 6(b) of the Letter Agreement shall apply only during the Severance Pay Period as defined in paragraph 2(a) of this Agreement.

(b)    Nothing in this Agreement shall be construed to amend, modify, waive or discharge any of your obligations under the Stock Purchase Agreement dated as of May 23, 2000 among the Company, Pensar Corporation and the Selling Stockholders (as defined in the Stock Purchase Agreement) (the “Stock Purchase Agreement”), which shall continue in full force and effect in accordance with its terms.

10.    Employee Cooperation. You agree to cooperate with the Company and its Affiliates hereafter with respect to all matters arising during or related to your employment, including, but not limited to, all matters in connection with any litigation or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

11.    Release of Claims.

(a)    In exchange for the special severance pay and benefits provided you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims that you have had in the past, now have, or might now have, including, but not limited to, any causes of action, rights or claims in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which you have provided services to the Company or any of its Affiliates or any other federal, state or local law, regulation or other requirement and you hereby release and forever discharge the Company and its Affiliates and all of their respective past and present directors, shareholders, investors, officers, employees, agents and representatives, their successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims.

(b)    This Agreement, including the release of claims set forth in this paragraph 11, creates legally binding obligations and the Company encourages you to seek the advice of an attorney before signing this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference in made in the first sentence of paragraph 7 above; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

12.    Directorship. Nothing in this Agreement shall be construed to operate as a resignation of your seat on the Board of Directors of the Company. You shall continue to serve on the Board of Directors of the Company, and in that capacity, you agree that at least through August 31, 2003, you shall make yourself reasonably available to management of the Company and its Affiliates to assist with the development, evaluation and implementation of business initiatives and projects.

13.    Miscellaneous.

(a)    This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only paragraphs 5 and 6 of the Letter Agreement, as amended herein, the Stock Purchase Agreement, and your obligations with respect to the securities of the Company, all of which shall remain in full force and effect in accordance with their terms.

(b)    This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

(c)    The obligation of the Company to make payments to you or on your behalf under this Agreement is expressly conditioned upon your continued full performance of your obligations under this Agreement and under paragraphs 5 and 6 of the Letter Agreement, as amended herein.

(d)    The Company may assign this Agreement to any of its subsidiaries or Affiliates, to any successor of the Company by reorganization, merger, consolidation or liquidation or to any transferee of all or substantially all of the business or assets of the Company. You may not assign this Agreement, which is personal to you.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing. If you do not revoke it, then, at the expiration of that seven-day period, this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above (the “Effective Date”). The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

SMTC CORPORATION

By:	/s/ PAUL WALKER
Name: Paul Walker Title: President and Chief Executive Officer

Accepted and agreed:

Signature: /s/ STANLEY PLZAK

Date: 6/29/03